Exhibit 99.1

RLH CORPORATION ADDS FREDERIC F. (JAKE) BRACE TO BOARD OF DIRECTORS

DENVER (July 17, 2019) — RLH Corporation (NYSE:RLH) today announced the appointment of Frederic F. (Jake) Brace to the Company’s Board of Directors, effective immediately. Mr. Brace is a well-known financial expert who brings to the Company over 30 years of strategic and business transformation experience.

RLH Corporation Board Chair, Robert G. Wolfe stated, “We are pleased to add Jake Brace to the board. Jake brings valuable perspective drawn from his significant financial background as well as experience in the travel industry at United Airlines. He has been instrumental in a number of corporate transformations, and we look forward to benefitting from his contributions. With the recent addition of Carter Pate, our board has further expanded its financial expertise while complementing its rich experience with lodging, real estate, travel and leisure and technology. Over the last three years, the RLH Board has meaningfully evolved with six new directors specifically chosen to support our strategic initiatives.”

Frederic F. (Jake) Brace has over 30 years of experience in strategy, finance, restructuring and transformation for numerous industries including airlines, health care, retail, E&P, electrical production, hospitality and real estate. He currently provides advisory services through his firm, Sangfroid Advisors, an international turnaround, restructuring and transformation consultancy. He was formerly the President and CEO of Laser Spine Institute and, before that, Midstates Petroleum, a Tulsa-based E&P company. Previous to those positions, Mr. Brace served as President of Niko Resources, a Canadian E&P company, Chief Administrative Officer of The Great Atlantic and Pacific Tea Co. (A&P grocery stores) and the Chief Financial Officer of UAL Corporation. Mr. Brace currently sits on the board of Anixter International. He was previously on the boards of various public and private companies including iHeart Media, Sequa, GenOn, Standard Register, Edison Mission Energy, Bally Total Fitness, Neff Rental, Sirva, Galileo International and Bearing Point among others.

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About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising, marketing and integrated back office systems for upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Evelyn Infurna

Investor Relations

203-682-8265

investorrelations@rlhco.com